U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

       O'Connell                   Robert                   F.
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   (Last)                           (First)             (Middle)

                               8 Heather Lane
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                                    (Street)

    Walpole,                     Massachusetts           02081
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                     Patriot National Bancorp, Inc. ("PNBK")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

                                  May 2003

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Senior Executive Vice President and Chief Financial Officer

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, $2.00 par value         05/01/03       P               3,096       A      $9.60    12,132         D
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
* ____ If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:






                ROBERT F. O'CONNELL

                By: /s/ PAUL G. HUGHES                       May 1, 2003
---------------------------------------------           -----------------------
                Attorney-in-fact
        **Signature of Reporting Person                         Date


** _____ Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                POWER OF ATTORNEY

     The undersigned, a director or officer of PATRIOT NATIONAL BANCORP, INC., a Connecticut corporation (the "Company"), hereby severally constitutes and appoints Robert F. O'Connell, Philip W. Wolford, Paul G. Hughes, Robert W. Reeves and Roxana Aleali, and each of them singly, my true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for me and in my name any report that I am required to file pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to my ownership of securities of the Company and generally to do all such things in my name and on my behalf to enable me to comply with the provisions of Section 16 of the Exchange Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming my signature as it may be signed by my attorneys, or any of them, or their substitute or substitutes, to a report filed under such Section 16 on my behalf. This Power of Attorney shall remain in full force and effect until such time as I file a new Power of Attorney with the Securities and Exchange Commission designating one or more different attorneys for purposes of signing on my behalf such reports under Section 16 of the Exchange Act with respect to the securities of the Company.



                                                /s/ ROBERT F. O'CONNELL
                                              ----------------------------------
                                                     Robert F. O'Connell

Date: October 29, 2002